AMENDMENT, CONSENT AND WAIVER
                         -----------------------------

Reference is made to: (i) that certain Intercreditor and Subordination Agreement, dated as of January 31, 2005, by and among the undersigned parties and the other signatories thereto (the Intercreditor Agreement"); (ii) that certain Collateral Agency Agreement, dated as of January 31, 2005, by and among the undersigned parties and the other signatories thereto (the "Collateral Agency Agreement"), and (iii) those certain Subordinated Secured Promissory Notes, dated January 31, 2005 in favor of each of the undersigned (the "Subordinated Notes"), pursuant to which Warp Technology Holdings, Inc., a Nevada corporation ("Warp") has agreed to pay to each of the undersigned the amount set forth opposite the signature for each of the undersigned.

In connection with that certain Credit Agreement of even date herewith (the "Credit Agreement") between Fortress Credit Corp. ("Fortress") and the borrowers named therein, the undersigned hereby agree as follows:

     1. The undersigned consent to the termination of the lntercreditor Agreement and the Collateral Agency Agreement.

     2. The undersigned hereby amend and restate section 2 of each Subordinated Note to read in its entirety as follows:

               "2. Maturity Date. Subject to the provisions of Section 9 below, the aggregate principal amount of this Note and accrued but unpaid interest hereon shall be due and payable on August __ 2009, provided, however, that if the Company completes a new financing which does not create a Senior Obligation pursuant to the Credit Agreement, is not required as a condition to making an Advance (as defined in the Credit Agreement) under the Credit Agreement or is not raised specifically to fund a particular acquisition prior to August __, 2009 (an "Equity Financing"), the holder may, after the closing of the Equity Financing, upon not less than thirty (30) days prior written notice to the Company, demand repayment of the balance of the Note including any prepayment premiums required under the Note, or, if the Equity Financing is not sufficient to repay the balance of all Company Notes, including any prepayment premiums required under the Company Notes, an amount equal to the amount of the Equity Financing multiplied by a fraction, the numerator of which is the outstanding balance of this Note and the


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              denominator of which is the outstanding balance of all of the
              Company Notes (a "Required Early Payment"). The earlier of August __, 2009 or the date of the Required Early Payment shall be the "Maturity Date"."

               In addition, to the Conversion Rights set forth in Section 6 of each Subordinated Note, the following additional Conversion Right is hereby offered to the Holder and the following new
               Section 6(d) is added to each Subordinated Note:

               (d) In addition to the Conversion right set forth in Section 6(a), subject to the provisions hereof, the Holder hereof shall have the right to convert this Note into (i) such number of fully paid and non-assessable shares of Common Stock, preferred stock, warrants and/or any other equity securities sold in an Equity Financing. Any such conversion hereunder, shall be upon substantially the same terms as those pursuant to which such securities were originally sold by the Company in such Equity Financing. The right to convert shall end upon the initial closing under the Equity Financing. If the Holder elects to convert under this section, the Holder will receive that number of shares and/or other securities equivalent to the number of shares and/or securities which the Holder would have received if Holder had invested an amount equal to the outstanding aggregate principal amount hereunder (plus any accrued but unpaid interest) into such securities in such Equity Financing. If the Holder elects to convert under this Section 6(d), the Holder shall notify the Company in writing and shall surrender this Note at the principal office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day. The Company shall provide the Holder with ten (10) days written notice, prior to the initial closing under an Equity Financing. In the event that the Holder elects to convert hereunder, the conversion shall occur upon the initial closing of the Equity Financing, and upon such conversion this Note shall be deemed fully paid with no further rights owed to the Holder hereunder.

     3. The undersigned (i) consent in all respects to the transactions contemplated by the Credit Agreement, (ii) acknowledge and agree that the transactions contemplated by the Credit Agreement do not trigger the anti-dilution provisions of the Subordinated Notes or of any warrants issued in connection therewith, and (iii) waive any and all breaches and/or defaults of the Company under the Subordinated Notes, the Intercreditor Agreement, the Collateral Agent Agreement or otherwise, whether or not related to the Credit Agreement and the transactions contemplated thereby.

This document may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

        CRESTVIEW CAPITAL MASTER, LLC                   $2,000,000

        By:
           /s/ Robert Hoyt
           -------------------------
        Its:   Managing Director
        Date:  8/2/05



        CAMOFI MASTER, LDC                              $500,000

        By:
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        Its:
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        Date:
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